Exhibit 99.1

REALTY INCOME ANNOUNCES APPOINTMENT OF JEFF A. JACOBSON TO BOARD OF DIRECTORS AND RETIREMENT OF BOARD MEMBER RONALD L. MERRIMAN

SAN DIEGO, CALIFORNIA, February 14, 2024….Realty Income Corporation (Realty Income, NYSE: O), The Monthly Dividend Company®, today announced that Jeff A. Jacobson will be joining Realty Income’s Board of Directors (the “Board”), effective February 21, 2024. Ronald L. Merriman has also announced his intention to retire from the Board and to not stand for reelection at Realty Income’s 2024 annual meeting of stockholders.

“On behalf of the Board, I want to recognize Ron for his countless contributions to Realty Income, spanning nearly two decades,” said Michael D. McKee, Realty Income’s Non-Executive Chairman of the Board. “Realty Income has achieved many significant milestones since Ron joined the Board in 2005, including being added to the S&P 500 Dividend Aristocrats Index®, expanding into Europe, and surpassing $10 billion in dividends paid. These accomplishments were supported by Ron’s leadership and guidance throughout a range of economic cycles and evolution for the company. We are deeply grateful for Ron’s dedication, his commitment to effective oversight, and his unwavering focus on building value for our stockholders.”

"Realty Income owes a debt of gratitude for Ron’s impact to the foundation of the company. His extensive knowledge and adaptable approach to our business’s development has added immeasurable value,” said Sumit Roy, President and Chief Executive Officer. “I am also delighted to welcome Jeff to our Board. Jeff’s experience leading premier global real estate asset management firms and his extensive relationships in the industry will be a tremendous asset as we continue our path of thoughtful growth.”

Jeff A. Jacobson is a retired Global Chief Executive Officer of LaSalle Investment Management, (“LaSalle”), the real estate investment arm of Jones Lang LaSalle Inc. (NYSE: JLL) serving in the role from 2007 to 2021. Prior to this, he served as LaSalle’s European Chief Executive Officer from 2000 to 2006. Previously, Mr. Jacobson served in various leadership positions with LaSalle and Security Capital Group, Inc., a real estate holding company. Mr. Jacobson has over 35 years of real estate investment experience. Specifically, during his tenure at LaSalle, he sat on three regional investment committees in North America, Europe and Asia. He has investment expertise in a variety of geographic markets, asset sectors, investment structures, and risk-return strategies. He currently serves as Chairman of the Board of Cadillac Fairview Corporation, which he joined in 2022. Cadillac Fairview is an owner, operator, investor and developer of office, retail, multi-family residential, industrial and mixed-use properties in North America and is wholly-owned by the Ontario Teachers’ Pension Plan. Mr. Jacobson is also a Senior Adviser to The Vistria Group, a private investment firm focused on investing in essential industries such as healthcare, financial services and housing. Mr. Jacobson holds both a Bachelor of Arts degree in economics and a Master of Arts degree from the Food Research Institute from Stanford University. Once Mr. Jacobson joins the Board, he is expected to serve as a member of Realty Income’s Audit Committee.

“I am excited to announce Jeff’s addition to our Board,” said Michael D. McKee, Realty Income’s Non-Executive Chairman of the Board. “This appointment represents Realty Income’s commitment to maintaining a Board with skills that are relevant to our growing business. Jeff’s global real estate expertise will be invaluable as Realty Income continues to expand its footprint as a real estate partner to the world’s leading companies."

About Realty Income

Realty Income, The Monthly Dividend Company®, is an S&P 500 company and member of the S&P 500 Dividend Aristocrats® index. We invest in people and places to deliver dependable monthly dividends that increase over time. The company is structured as a REIT, and its monthly dividends are supported by the cash flow from over 13,250 real estate properties primarily owned under long-term net lease agreements with commercial clients. To date, the company has declared 644 consecutive common stock monthly dividends throughout its 55-year operating history and increased the dividend 123 times since Realty Income's public listing in 1994 (NYSE: O). Additional information about the company can be obtained from the corporate website at www.realtyincome.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act of 1934, as amended. When used in this press release, the words "estimated," "anticipated," "expect," "believe," "intend," "continue," "should," "may," "likely," "plans," and similar expressions are intended to identify forward-looking statements. Forward-looking statements include discussions of our business and portfolio (including our growth strategies, our intention to acquire or dispose of properties including anticipated partners); future operations and results; plans and the intentions of management and the Board; trends in our business, including trends in the market for long-term net leases of freestanding, single-client properties. Forward-looking statements are subject to risks, uncertainties, and assumptions about us which may cause our actual future results to differ materially from expected results. Some of the factors that could cause actual results to differ materially are, among others, our continued qualification as a real estate investment trust; general domestic and foreign business, economic, or financial conditions; competition; fluctuating interest and currency rates; inflation and its impact on our clients and us; access to debt and equity capital markets and other sources of funding; continued volatility and uncertainty in the credit markets and broader financial markets; other risks inherent in the real estate business including our clients' defaults under leases, increased client bankruptcies, potential liability relating to environmental matters, illiquidity of real estate investments, and potential damages from natural disasters; impairments in the value of our real estate assets; changes in domestic and foreign income tax laws and rates; our clients' solvency; property ownership through joint ventures and partnerships which may limit control of the underlying investments; current or future epidemics or pandemics, measures taken to limit their spread, the impacts on us, our business, our clients (including those in the theater and fitness industries), and the economy generally; the loss of key personnel; the outcome of any legal proceedings to which we are a party or which may occur in the future; acts of terrorism and war; the realization of the anticipated benefits from the merger with Spirit Realty Capital, Inc.; and those additional risks and factors discussed in our reports filed with the U.S. Securities and Exchange Commission. Readers are cautioned not to place undue reliance on forward-looking statements. Forward-looking statements are not guarantees of future plans and performance and speak only as of the date of this press release. Actual plans and operating results may differ materially from what is expressed or forecasted in this press release. We do not undertake any obligation to update forward-looking statements or publicly release the results of any forward-looking statements that may be made to reflect events or circumstances after the date these statements were made.

Realty Income Contact:

Steve Bakke, CFA

Senior Vice President, Corporate Finance

(858) 284-5425

sbakke@realtyincome.com